Exhibit 99.1

CHRYSLER GROUP SECOND-QUARTER 2012 NET INCOME INCREASED TO $436 MILLION

SECOND-QUARTER MODIFIED OPERATING PROFIT INCREASED 49 PERCENT TO $755 MILLION

WITH FREE CASH FLOW OF $866 MILLION

•	Chrysler Group LLC net income was $436 million in the second quarter, a 141 percent improvement over the Adjusted Net Income(a) of $181 million a year ago

•	Net revenue for the quarter was $16.8 billion, up 23 percent from $13.7 billion a year ago

•	Modified Operating Profit(b) grew to $755 million in the quarter, 49 percent higher than a year earlier

•	Free Cash Flow(e) for the quarter totaled $866 million; Cash(d) ended the quarter at $12.1 billion compared with $10.2 billion a year ago and $11.3 billion at March 31, 2012

•	Net Industrial Debt(f) was reduced to $432 million at June 30, 2012, from $2.1 billion a year ago and $1.3 billion at March 31, 2012

•	Worldwide vehicle shipments were 630,000 in the quarter, up 22 percent from 514,000 a year ago and in line with the full-year target

•	Worldwide vehicle sales for the second quarter totaled 582,000, up 20 percent from a year ago

•	U.S. market share increased to 11.2 percent for the second quarter, up from 10.6 percent a year ago, driven by a 32 percent increase in U.S. retail sales; market share in Canada was 14.5 percent

•	Production of the all-new, fuel-efficient 2013 Dodge Dart started in Belvidere, Ill. and the vehicle is arriving in dealer showrooms now

AUBURN HILLS, Mich., July 30, 2012 – Chrysler Group LLC today reported its preliminary second-quarter financial results, including net income of $436 million, an $806 million improvement from the $370 million net loss in the same quarter last year, which had included a $551 million charge related to repayment of its government loans. Excluding the charge, net income increased $255 million, or 141 percent, period over period, as the Company continues to achieve its business targets and improve sales across all brands.

“Our results reflect a tireless pursuit by the people of Chrysler Group to deliver the very best quality and value across our brands,” said Sergio Marchionne, Chrysler Group LLC Chairman and Chief Executive Officer. “Together, we are always striving to achieve more, to learn from the past and build upon our successes. Nowhere is our dedication more evident than in the all-new Dodge Dart, with up to 41 mpg highway and levels of customization not typically found in the compact car segment.”

CHRYSLER GROUP LLC

($Mils)	Q2 2012	Q2 2011	Q2 2012 B/(W) Q2 2011	H1 2012	H1 2011	H1 2012 B/(W) H1 2011
Net Revenue	16,795	13,661	3,134	33,154	26,785	6,369

Modified Operating Profit	755	507	248	1,495	984	511

Modified EBITDA	1,424	1,293	131	2,808	2,464	344

Net Income (Loss)	436	(370)	806	909	(254)	1,163
Add: Loss on Extinguishment of Debt	—	551	(551)	—	551	(551)

Adjusted Net Income	436	181	255	909	297	612

Cash	12,075	10,175	1,900

Note – Refer to pages 4-5 of this press release for definitions of Non-U.S. GAAP Financial Information and Other Items

1 | Page

Revenue for the quarter was $16.8 billion, up 23 percent from $13.7 billion in the second quarter of 2011, primarily driven by a 22 percent period-over-period increase in shipments. For the first six months, the Company recorded net income of $909 million on revenue of $33.2 billion.

The Company recorded a Modified Operating Profit of $755 million, or 4.5 percent of revenue, in the second quarter, up 49 percent from the $507 million reported in the prior year. The increase was attributable to strong volume and pricing, partially offset by unfavorable mix as we increased sales of cars versus trucks and SUVs, enhanced vehicle content and increased research-and-development spending for new models. Modified Operating Profit for the first half of the year was $1.5 billion.

Modified EBITDA(c) was $1.4 billion in the second quarter, or 8.5 percent of net revenue, an increase of 10 percent versus the prior year. Modified EBITDA was $2.8 billion for the first six months of 2012.

Interest expense for the quarter totaled $278 million, including $31 million of non-cash interest accretion, versus $328 million in the second quarter of 2011, including non-cash interest accretion of $51 million. The reduction of $50 million reflects interest savings achieved as a result of the Company’s debt refinancing transaction completed in May 2011. For the first six months, interest expense was $555 million, including $62 million of non-cash interest accretion.

Cash as of June 30, 2012, increased to $12.1 billion from $11.3 billion as of March 31, 2012, and $10.2 billion as of June 30, 2011. Total available liquidity as of June 30, 2012, totaled $13.4 billion, including $1.3 billion available under a revolving credit facility. Free Cash Flow was $866 million for the second quarter of 2012, primarily reflecting improved operating performance and favorable working capital.

Gross Industrial Debt(f) at June 30, 2012, totaled $12.5 billion, substantially in line with the $12.6 billion at March 31, 2012, and $12.3 billion at June 30, 2011. The increase in cash reduced Net Industrial Debt to $432 million at the end of the quarter, well below the $1.3 billion and $2.1 billion levels as of March 31, 2012, and June 30, 2011, respectively.

Worldwide vehicle shipments for the quarter were 630,000, including 23,000 of contract manufactured vehicles, an increase of 22 percent from the second quarter of 2011 when 514,000 vehicles were shipped (including 11,000 contract manufactured vehicles). For the first half of 2012, worldwide vehicle shipments were 1.2 million, up 24 percent from 1.0 million in the first half of 2011 and in line with the full-year target.

Worldwide vehicle sales were 582,000 for the second quarter, up 20 percent from the 486,000 vehicles sold in the second quarter of 2011. The increase was driven by a 24 percent increase in the Company’s total U.S. sales, which included a 32 percent increase in U.S. retail sales. Worldwide vehicle sales were 1.1 million for the first half of the year, up from 880,000 in the prior year. Chrysler Group’s June 2012 U.S. sales reflected 27 consecutive months of year-over-year sales gains. The continuing improvement reflects increased consumer confidence in our product portfolio, with U.S. sales of the Jeep Wrangler setting another all-time sales record in June 2012, and the Chrysler 300 posting a 151 percent U.S. sales increase in the second quarter. Chrysler Group U.S. market share increased to 11.2 percent for the quarter from 10.6 percent one year ago; market share in Canada was 14.5 percent in the second quarter. U.S. dealers’ days’ supply of inventory at the end of June 2012, was 67 days, compared with 68 days at the end of June 2011.

2 | Page

For the quarter, international vehicle sales (outside North America) increased 58 percent from the same quarter of 2011, to 70,000, including 19,000 vehicles manufactured by Chrysler Group and sold by Fiat.

The all-new Dodge Dart began arriving in showrooms and early accolades for its interior, new technologies and overall value continue to accumulate.

2012 Guidance

The targets for 2012 are confirmed as follows:

•	Worldwide vehicle shipments of 2.3-2.4 million

•	Net revenue of ~ $65 billion

•	Modified Operating Profit of ≥ $3.0 billion

•	Net income of ~ $1.5 billion

•	Free Cash Flow of ≥ $1 billion

Significant Corporate Events in the Second Quarter of 2012 and subsequent

April 9: Chrysler Group announced that its Dundee (Mich.) Engine Plant and Windsor (Ont.) Assembly Plant were each awarded bronze status for their efforts implementing World Class Manufacturing (WCM), the highest ranking of any of the Company’s North American manufacturing facilities. In July, the Toledo Assembly Complex also was awarded bronze status.

April 25: Chrysler Group notified Ally Financial Inc. (Ally) of its election not to renew its current “Auto Finance Operating Agreement” following the April 30, 2013, expiration. Chrysler Group is in discussions with Ally and other financial institutions regarding various options to meet the financing needs of Chrysler Group dealers and customers.

April 30: Chrysler Group announced that for the first time in its history, the Company will have an office presence in downtown Detroit. Chrysler Group will occupy the top two floors of the historic Dime Building. The building, to be called “Chrysler House,” will be home to Chrysler Group’s Great Lakes Business Center and several corporate functions.

June 14: Chrysler Group announced the appointment of Ruth J. Simmons and Erickson N. Perkins as independent directors to its Board.

Product News

•

Kelley Blue Book’s kbb.com and Consumer Guide Automotive both named the 2013 Dodge Dart and the 2012 Fiat 500 to their respective lists of “10 Coolest Cars Under $18,000”; kbb.com also named the 2012 Chrysler 300 among its “10 Most Comfortable New Cars Under $30,000”

3 | Page

•	The 2013 Dodge Dart and the 2012 Chrysler 300 Luxury Series were included among “Ward’s 10 Best Interiors for 2012” by WardsAuto Magazine

•

The 2012 Jeep Grand Cherokee SRT8 was ranked No. 9 on the Robb Report “Car of the Year List” and “Best of the Best 2012: SUVs.” The Robb Report also named the 2012 Chrysler 300 SRT8 the “Best of the Best 2012: Sedans”

•

The Texas Auto Writers Association honored the 2013 Dodge Dart as the “Compact Car of Texas”, awarded it “Best Value” and named its Thin Film Transistor Display the “Best New Feature”; the association also named the 2012 Chrysler Town & Country the “Family Car of Texas” and “Minivan of Texas”; honored the 2012 Chrysler 300 Luxury Series as the “Full-Size Luxury Car of Texas”; named the 2012 Jeep Grand Cherokee SRT8 as the “Performance SUV of Texas”; and named the 2012 Fiat 500 the “Sub Compact Car of Texas”

•	The AutoPacific Vehicle Satisfaction Awards named the 2012 Jeep Grand Cherokee “Best in Class for Vehicle Satisfaction/Premium Mid-Size SUV”

•	The 2012 Dodge Durango made the Edmunds.com/Parenting Magazine list of “2012 Best Family Cars”

•	The Southern Automotive Media Association named the 2012 Fiat 500 Cabrio by Gucci the “Best Small Convertible of the Year”

Additional Information

The Company will present its preliminary second-quarter 2012 financial results during an analyst webcast and conference call at 10:00 a.m. Eastern Daylight Time on July 31, 2012, at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website about 90 minutes after the conclusion of the call.

The Company intends to publish financial statements for the quarter ended June 30, 2012, prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), in August 2012, when it files its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Effective May 24, 2011, and in accordance with International Financial Reporting Standards (IFRS), Fiat S.p.A. was required to consolidate Chrysler Group’s IFRS financial results in its consolidated financial statements. Certain preliminary Chrysler Group financial results prepared in accordance with IFRS will be included in the Fiat S.p.A. earnings release, which will be available on the Investor Relations tab of the Fiat S.p.A. website on or after July 31, 2012

(http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx).

Non-U.S. GAAP Financial Information and Other Items

(a)	Adjusted Net Income (Loss) is defined as net income (loss) excluding the impact of infrequent charges, which includes losses on extinguishment of debt. The reconciliation of net income (loss) to Adjusted Net Income, Modified Operating Profit (defined below) and Modified EBITDA (defined below) for the three and six months ended June 30, 2012, and 2011 is detailed in Table 1 of the attachment to the press release.

4 | Page

(b)

Modified Operating Profit (Loss) is computed starting with net income (loss) and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense (excluding interest expense related to financing activities associated with a vehicle lease portfolio the Company refers to as Gold Key Lease), (iii) add back all pension, other postretirement benefit obligations (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses, which include the charges factored into the calculation of Adjusted Net Income (Loss). The reconciliation of net income (loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA (defined below) for the three and six months ended June 30, 2012, and 2011, is detailed in Table 1 of the attachment to the press release.

(c)

Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then add back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income (loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA for the three and six months ended June 30, 2012, and 2011, is detailed in Table 1 of the attachment to the press release.

(d)	Cash is defined as cash and cash equivalents.

(e)

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities, adjusted for financing activities related to Gold Key Lease. A reconciliation of net cash provided by (used in) operating and investing activities to Free Cash Flow for the three and six months ended June 30, 2012, and 2011, is detailed in Table 2 of the attachment to the press release.

(f)

A reconciliation of financial liabilities to Gross Industrial Debt and Net Industrial Debt at June 30, 2012, March 31, 2012, and December 31, 2011, is detailed in Table 3 of the attachment to the press release.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on November 4, 2009, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; and our ability to realize benefits from our industrial alliance with Fiat, particularly in light of the economic crisis currently affecting several European countries. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group’s Annual Report on Form 10-K and its subsequent periodic reports filed with the SEC.

5 | Page

About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler, all-new Dodge Dart, Ram 1500, Jeep Grand Cherokee SRT8 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

Contacts:

Media Inquiries		Investor Relations
Gualberto Ranieri	Shawn Morgan	Tim Krause
248.512.2226	248.512.2692	248.512.2923

# # #

6 | Page

Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Quarterly Report on Form 10-Q to be filed for the period ended June 30, 2012.

Table 1: Reconciliation of Net Income (Loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC

($Mils)	Q2 2012	Q2 2011	Q2 2012 B/(W) Q2 2011	H1 2012	H1 2011	H1 2012 B/(W) H1 2011
Net Income (Loss)	436	(370)	806	909	(254)	1,163

Add:
Loss on Extinguishment of Debt	—	551	(551)	—	551	(551)

Adjusted Net Income	436	181	255	909	297	612

Add (Deduct):
Income Tax Expense	105	57	48	138	101	37

Net Interest Expense	266	317	(51)	533	654	(121)

Other Employee Benefit Gains \1	(21)	(51)	30	(42)	(88)	46

Restructuring (Income) Expenses, Net & Other	(31)	3	(34)	(43)	20	(63)

Modified Operating Profit	755	507	248	1,495	984	511

Add:
Depreciation and Amortization Expense \2	669	786	(117)	1,313	1,480	(167)

Modified EBITDA	1,424	1,293	131	2,808	2,464	344

\1	Represents interest cost and expected return on plan assets
\2	Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Net Cash Provided By (Used In) Operating and Investing Activities to Free Cash Flow

CHRYSLER GROUP LLC

($Mils)	Q2 2012	Q2 2011	Q2 2012 B/(W) Q2 2011	H1 2012	H1 2011	H1 2012 B/(W) H1 2011
Net Cash Provided By Operating Activities	1,738	591	1,147	4,342	3,708	634

Net Cash Used In Investing Activities	(850)	(239)	(611)	(1,734)	(393)	(1,341)

Investing activities excluded from Free Cash Flow:
Change in Loans and Notes Receivables	(1)	(1)	—	(1)	(4)	3
Proceeds from USDART \3	—	(96)	96	—	(96)	96

Financing activities included in Free Cash Flow:
Repayments of Gold Key Lease Financing	(21)	(81)	60	(41)	(515)	474

Free Cash Flow	866	174	692	2,566	2,700	(134)

\3	U.S. Dealer Automotive Receivables Transition LLC

7 | Page

Table 3: Reconciliation of Financial Liabilities to Gross Industrial Debt and Net Industrial Debt

CHRYSLER GROUP LLC

($Mils)	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011
Financial Liabilities	12,507	12,613	12,574

Less: Gold Key Lease obligations	—	(21)	(41)

Gross Industrial Debt	12,507	12,592	12,533

Less: Cash	(12,075)	(11,256)	(9,601)

Net Industrial Debt	432	1,336	2,932

8 | Page